Exhibit 99.1

Franklin Financial earnings grow by 22%

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported record earnings of $2,557,000 for the quarter ended September 30, 2007.  This compares to earnings of $2,101,000 for the quarter ended September 30, 2006 and brings net income for the first nine months of 2007 to $6,680,000 compared with $5,468,000 for the same period in 2006, an increase of 22.2%.

Diluted earnings per share were $.66 for the quarter and $1.73 for the first nine months of 2007.  This compares to $.55 and $1.55 for the same periods in 2006, representing a 11.6% increase for the nine-month period.

Total assets reached $820,859,000 at September 30, 2007, up 4.3% when compared to assets on September 30, 2006.  Net loans grew by 9.8%, while total deposits and repurchase agreements increased by 4.0% over totals a year earlier. The market value of trust assets under management reached $521,387,000, an increase of 8.0% from September 30, 2006.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with twenty-four community offices throughout Franklin, Cumberland, Fulton and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over- the-counter market under the symbol FRAF.